Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS NOVEMBER SALES

-- Comparable store sales increase 6.0% --

HOUSTON, TX, December 2, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended November 27, 2004 increased 8.0% to $103.8 million from $96.1 million in the prior year four-week period ended November 29, 2003. Comparable store sales increased 6.0% versus a decrease of 5.8% last year.

Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are pleased with our 6.0% comparable store sales increase for November, which benefited from our merchandise selections and generally cooler temperatures throughout much of our market area versus last year. We experienced positive comparable store sales increases throughout the month, and most of our categories of business achieved comparable store sales gains. Our women's special sizes had an outstanding November with a 21.5% sales increase, followed by children's at 11.9% and footwear at 10.5%."

Mr. Scarborough concluded, "Our November sales performance gets us off to a good start on the upcoming holiday shopping period, and clearly demonstrates that our customers are coming to Bealls, Palais Royal, Peebles and Stage stores to fulfill their holiday shopping and gift-giving needs."

--more--

Stage Stores Reports November Sales

Page - 2

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2004	2003	2004	2003
1st Quarter	4.5%	(6.8)%*	$289.7	$198.0
2nd Quarter	(3.2)	(2.4)*	279.9	207.7
3rd Quarter	4.3	(6.0)*	285.3	197.9
November	6.0	(5.8)	103.8	96.1
Year-To-Date	2.2	(5.1) *	958.7	699.7

*Actual results are restated to include Peebles' comparable store sales

Store Activity

During November, the Company opened new Peebles stores in Angola, IN, Bridgeton, NJ, Exmore, VA, Mt. Pleasant, PA, Moundsville, WV and St. Albans, VT. The Company also opened new Stage stores in Chalmette, LA, Marksville, LA and Thatcher, AZ during the month. These nine November openings completed the Company's fiscal 2004 store-opening program, under which twenty-two new stores were opened and two new states were entered.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 531 stores located in 29 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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